Exhibit 99.1

One Corporate Center
Rye, NY 10580-1422
    GAMCO Investors, Inc.
Tel. (914) 921-5020
Fax (914) 921-5xxx
www.gabelli.com

For Immediate Release:	Contact:	Douglas R. Jamieson
President
(914) 921-5020

For further information please visit www.gabelli.com

GAMCO Appoints Robert S. Zuccaro as Executive Vice President and Chief Financial Officer

   Rye, New York, February 9, 2011 – GAMCO Investors, Inc. (NYSE: GBL) announced today that Robert S. Zuccaro, CPA, a senior executive with more than twenty-five years of experience in finance and accounting will re-join GAMCO as Chief Financial Officer.

        "We are pleased to have Bob Zuccaro rejoin us," Mario Gabelli, Chairman and C.E.O. of GAMCO, said.  "Bob was with us when we went public and we are fortunate to have Bob re-join us nearly 12 years to the day of our IPO.  In addition to his other responsibilities, Bob will work closely with David Goldman, who joined us on January 3, to pursue acquisitions in the investment field as well as potential lift-outs of portfolio management teams."

        Mr. Zuccaro is currently the Chief Financial Officer of Commonwealth Management Partners, LLLP, a privately-held investment management company.  Previously, Mr. Zuccaro was Executive Vice President and Chief Accounting Officer with National Financial Partners Corp.  Mr. Zuccaro is also a director of Teton Advisors, Inc. and a director of The LGL Group, Inc.  Prior to joining GAMCO in June 1998, Mr. Zuccaro was the Vice President and Treasurer of Cybex International, where he worked for thirteen years.  Mr. Zuccaro was previously with Shearson Lehman Bros and began his career with Ernst & Young.  Mr. Zuccaro received a B.S. in Accounting from C.W. Post College and is a Certified Public Accountant.

Mr. Zuccaro will assume the position of Chief Financial Officer from Jeffrey M. Farber who will be leaving after the completion of the Form 10-K filing.  Mr. Gabelli added, “All of us at GAMCO wish Jeff well on his new endeavors.”

GAMCO Investors, Inc. (NYSE:GBL), through its subsidiaries, manages assets of private advisory accounts (GAMCO), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Investment Partnerships) and is known for its Private Market Value with a Catalyst™ style of investment. As of December 31, 2010, GAMCO Investors, Inc. had $32.5 billion in assets under management.